FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated May 23, 2016	Registration No. 333-204844
Registration No. 333-204844-03

«PRICING DETAILS« $512mm+ ALLYA 2016-3 (Auto Loan)

JOINT LEADS : JP MORGAN (STRUC), BARCLAYS, CREDIT AG

CO-MANAGERS : BMO, LLOYD’S, MUFG, PNC, SCOTIA BANK

CL	AMT($MM)	WAL	M/S	P.WIN	E.FNL	L.FNL	SPREAD	YLD%	CPN%	$PX
A1	135.000	0.29	P-1/A-1+	1-8	01/17	06/17	0.60%	0.60	0.60	100.00000
A2	153.000	1.01	Aaa/AAA	8-18	11/17	12/18	EDSF+31	1.194	1.19	99.99897
A3	153.000	2.13	Aaa/AAA	18-36	05/19	08/20	IS+40	1.449	1.44	99.99029
A4	45.140	3.23	Aaa/AAA	36-41	10/19	04/21	IS+56	1.732	1.72	99.98185
B	10.810	3.38	Aa2/AA+	41-41	10/19	07/21	IS+80	1.987	1.97	99.97125
C	9.010	3.38	A1/AA	41-41	10/19	10/21	IS+115	2.337	2.32	99.98155
D	6.690	3.38	Baa1/A+	41-41	10/19	01/23	IS+180	2.987	2.96	99.97255

BILL & DELIVER :	JP MORGAN
EXPECTED PXG :	PXD
EXPECTED SETTLE :	05/31/16
EXPECTED RTGS :	MOODY’S/S&P
PRICING SPEED :	1.30% ABS
CLEAN-UP CALL :	10%
ERISA ELIGIBLE :	YES
OFFERING TYPE :	SEC-REGISTERED
BBERG TICKER :	ALLYA 2016-3
CUSIPS :	A-1:02007LAA0, A-2:02007LAB8, A-3:02007LAC6, A-4:02007LAD4,
B:02007LAE2, C:02007LAF9, D:02007LAG7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.